Exhibit 10.1

To:
Date:
From:
Subject:     Special Bonus Plan

As our company navigates through some transformations aimed at enhancing our competitive edge, you have been identified as a valuable contributor to maintain the stability of the business and have been selected to participate in a special bonus opportunity.

Per the terms of this offering, you may be entitled to a one-time special bonus totaling $XX,XXX, subject to mandatory tax deductions and withholdings. This special bonus is contingent upon your continuous employment with the Company and maintaining good standing through December 31, 2025. Should you choose to resign or in the event that you are terminated for cause before that date, you will forfeit payment of the special bonus in its entirety if the special bonus has not yet been paid. If the special bonus has already been paid to you and you resign or are terminated for cause before December 31, 2025, the Company will be entitled to deduct the amount of the special bonus from any amounts it owes you. Additionally, you will be required to repay any remaining amount paid as the special bonus within ten (10) calendar days from your date of separation in the event that you owe more than the Company owes you in your final salary payment from the Company.

By recommending you for participation, you have been recognized for your valuable contribution to the Company. We hope that you will accept this offer and look forward to your continued contributions at Sunnova.

In order to participate and receive the bonus payment, you must sign and return this letter to NAME by [add deadline].

Employee Signature: ____________________

Signature Date: ________________________